A special meeting of the fund's shareholders was held on May 16, 2001. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
1. To continue the effectiveness of Article VIII, Section 4 of the Declaration of Trust.*
	# of Votes Cast	% of Votes Cast
Affirmative	1,481,996.337.79	92.687
Against	46,840,324.97	2.929
Abstain	70,089,004.88	4.384
TOTAL	1,598,925,667.64	100.000
PROPOSAL 2
2. To authorize the Trustees to adopt an amended and restated Declaration of Trust.*
	# of Votes Cast	% of Votes Cast
Affirmative	1,459,003,126.36	91.249
Against	67,590,324.32	4.227
Abstain	72,332,216.96	4.524
TOTAL	1,598,925,667.64	100.000
PROPOSAL 3

3. To elect the fourteen nominees specified below as Trustees.*

	# of Votes Cast	% of Votes Cast
J. Michael Cook
Affirmative	1,542,737,170.04	96.486
Withheld	56,188,497.60	3.514
TOTAL	1,598,925,667.64	100.000
Ralph F. Cox
Affirmative	1,539,943,212.59	96.311
Withheld	58,982,455.05	3.689
TOTAL	1,598,925,667.64	100.000
Phyllis Burke Davis
Affirmative	1,539,330,272.83	96.273
Withheld	59,595,394.81	3.727
TOTAL	1,598,925,667.64	100.000
Robert M. Gates
Affirmative	1,539,776,467.62	96.301
Withheld	59,149,200.02	3.699
TOTAL	1,598,925,667.64	100.000
	# of Votes Cast	% of Votes Cast
Abigail P. Johnson
Affirmative	1,538,650,981.06	96.230
Withheld	60,274,686.58	3.770
TOTAL	1,598,925,667.64	100.000
Edward C. Johnson 3d
Affirmative	1,539,302,491.56	96.271
Withheld	59,623,176.08	3.729
TOTAL	1,598,925,667.64	100.000
Donald J. Kirk
Affirmative	1,541,542,590.69	96.411
Withheld	57,383,076.95	3.589
TOTAL	1,598,925,667.64	100.000
	# of Votes Cast	% of Votes Cast
Marie L. Knowles
Affirmative	1,543,168,597.67	96.513
Withheld	55,757,069.97	3.487
TOTAL	1,598,925,667.64	100.000
Ned C. Lautenbach
Affirmative	1,543,846,579.97	96.555
Withheld	55,079,087.67	3.445
TOTAL	1,598,925,667.64	100.000
Peter S. Lynch
Affirmative	1,544,536,729.14	96.598
Withheld	54,388,938.50	3.402
TOTAL	1,598,925,667.64	100.000
Marvin L. Mann
Affirmative	1,540,779,453.29	96.363
Withheld	58,146,214.35	3.637
TOTAL	1,598,925,667.64	100.000
	# of Votes Cast	% of Votes Cast
William O. McCoy
Affirmative	1,541,642,649.44	96.417
Withheld	57,283,018.20	3.583
TOTAL	1,598,925,667.64	100.000
Robert C. Pozen
Affirmative	1,543,181,839.28	96.514
Withheld	55,743,828.36	3.486
TOTAL	1,598,925,667.64	100.000
William S. Stavropoulos
Affirmative	1,542,699,727.70	96.484
Withheld	56,225,939.94	3.516
TOTAL	1,598,925,667.64	100.000
PROPOSAL 4
4. To amend the fund's fundamental investment concerning underwriting.
	# of Votes Cast	% of Votes Cast
Affirmative	1,427,792,385.94	89.297
Against	85,755,584.26	5.363
Abstain	85,377,697.44	5.340
TOTAL	1,598,925,667.64	100.000
PROPOSAL 5
5. To amend the fund's fundamental investment limitation concerning lending.
	# of Votes Cast	% of Votes Cast
Affirmative	1,422,217,497.40	88.948
Against	91,653,814.97	5.733
Abstain	85,054,355.27	5.319
TOTAL	1,598,925,667.64	100.000

*Denotes trust-wide proposals and voting results.